VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of January 27, 2011 (this “Agreement”), is made by and among WES CONSULTING, INC., a Florida corporation (“Corporation”), FYODOR PETRENKO, an individual resident of the State of New Jersey (“Petrenko”), and LOUIS S. FRIEDMAN, an individual resident of the State of Georgia (“Friedman”).

WITNESSETH:

WHEREAS, this Agreement is being delivered pursuant to that certain Stock Purchase Agreement, dated as of January 27, 2011 (the “Purchase Agreement”), by and among the Corporation, Petrenko, Web Merchants, Inc., a Delaware corporation (“Web Merchants”) and Dmitrii Spetetchii, pursuant to which, among other things, Petrenko has agreed to sell all of his shares of capital stock of Web Merchants to the Corporation in exchange for the issuance of shares of the common stock, par value $.01 per share, of the Corporation (the “Common Stock”);

WHEREAS, as a result of the transactions contemplated by the Purchase Agreement, Petrenko will own 25,394,400 shares of Common Stock;

WHEREAS, Friedman is the President and Chief Executive Officer of the Corporation and owns 28,394,376 shares of Common Stock;

WHEREAS, the Corporation is in the process of amending its Articles of Incorporation to create Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), and promptly following the amendment of its Articles of Incorporation, the Corporation will issue 4,300,000 shares of the Preferred Stock to Friedman, and

WHEREAS, Friedman and Petrenko have agreed to enter into this Agreement and to restrict their right to vote their shares of Preferred Stock and Common Stock, as well as any additional shares of the voting capital stock of the Corporation subsequently acquired by them, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     Definitions; Construction. For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Affiliate” shall mean, with respect to a Person, any Person which controls, is controlled by or is under common control with such Person and any officer, director, shareholder or employee of such Person and any member of the Immediate Family of any natural person.

(b)           “Board” shall mean the board of directors of the Corporation.

(c)           “Director” shall mean a member of the Board.

(d)           “Corporation” shall mean WES Consulting, Inc., a Florida corporation, and any corporation that shall succeed to the business and assets of the Corporation in a transaction (such as a merger, consolidation, or reorganization) in which the Stock of the Corporation is converted into capital stock of such successor corporation.

(e)           “Immediate Family” shall mean, with respect to any natural person, such natural person’s spouse, lineal descendants, grandparent or grandparents, parent or parents, brother or brothers, and sister or sisters, in every case including, as appropriate, adoptive relationships.

(f)           “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, a limited liability company, a limited liability partnership, or a government entity (or any department, agency, or political subdivision thereof).

(g)           “Stock” shall mean the authorized shares of the Common Stock, the authorized shares of the Preferred Stock, and any other authorized shares of capital stock of the Corporation (of whatever kind, class or designation), whether now or hereafter authorized, if such shares generally have the right to elect Directors of the Corporation.

Throughout this Agreement, the words “own”, “owns” or “ownership” shall include the ownership of all shares by such Person, whether beneficially, as defined in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or of record.

SECTION 2.    General Prohibition Against Transfers. Neither Friedman nor Petrenko shall sell, assign, pledge, dispose of, hypothecate, or otherwise transfer (whether by operation of law or otherwise), or encumber any interest in his Stock (“Proposed Transfer”), except in accordance with the terms of this Agreement.

SECTION 3.    Permitted Transfers. The provisions of Section 2 hereof shall not apply to a Proposed Transfer of Stock to or for the benefit of (i) any trust for the sole benefit of Friedman or Petrenko, (ii) any Proposed Transfer made in compliance with the terms of Sections 5 and 6 hereof, or (iii) any Immediate Family of Friedman or Petrenko upon his adjudication by a court of competent jurisdiction that he is permanently incompetent to manage his person or property; provided, however, that any such transferees shall take such Stock subject to all restrictions, terms and conditions of this Agreement and shall execute and deliver to the Corporation a written confirmation of the same prior to acquiring such Stock.

SECTION 4.     Board Composition; Election of Officers; Governance Matters.

(a)           As soon as practicable after the consummation of the transactions contemplated by the Purchase Agreement, Friedman and Petrenko shall take all such actions with respect to the voting of all shares of Stock now owned and held or hereafter acquired by either of them to cause there to be elected as Directors (i) Friedman and Petrenko or a designee selected by each of Friedman and Petrenko, and (ii) one (1) additional Director mutually designated by Friedman and Petrenko, it being expressly understood that Ron Scott (“Scott”) shall serve as such mutual designee for so long as Scott remains an employee of the Corporation.

(b)           At such time as the shareholders of the Corporation have increased the number of Directors serving on the Board to four (4) Directors, Friedman and Petrenko shall take all such actions with respect to the voting of all shares of Stock now owned and held or hereafter acquired by either of them to cause there to be elected as Directors (i) Friedman and Petrenko or a designee selected by each of Friedman and Petrenko, and (ii) one (1) additional Director designated by each of Friedman and Petrenko.

(c)           At such time as the shareholders of the Corporation have increased the number of Directors serving on the Board to five (5) Directors, Friedman and Petrenko shall take all such actions with respect to the voting of all shares of Stock now owned and held or hereafter acquired by either of them to cause there to be elected as Directors (i) Friedman and Petrenko or a designee selected by each of Friedman and Petrenko, (ii) one (1) additional Director mutually designated by Friedman and Petrenko, it being expressly understood that Scott shall serve as such mutual designee for so long as Scott remains an employee of the Corporation; and (iii) one (1) additional Director designated by each of Friedman and Petrenko.

(d)           All other and additional Directors serving on the Board shall be appointed and elected as provided in the Articles of Incorporation and Bylaws of the Corporation.

(e)           Friedman and Petrenko may each remove any Director designated by him for any reason or for no reason, and if a Director designated by Friedman or Petrenko is removed, resigns, dies or otherwise ceases to be a Director, for any reason or for no reason, then Friedman or Petrenko, as the case may be, shall be entitled to designate the Person to replace such Director designated by Friedman or Petrenko for the remainder of his or her unexpired term. In the event that Directors shall be entitled to fill a vacancy on the Board, then Friedman and Petrenko agree to cause their respective representative Directors to vote to fill such vacancy in accordance with the immediately preceding sentence.

(f)           Friedman and Petrenko further agree to cause their designated Directors serving on the Board:

(1)           to elect and appoint Friedman as the President and Chief Executive Officer of the Corporation, Petrenko as the Executive Vice President of the Corporation, and Scott (or such other Person as Friedman and Petrenko shall mutually designate) as the Secretary and Chief Financial Officer of the Corporation, with such duties and responsibilities as provided in the Articles of Incorporation and Bylaws of the Corporation and the resolutions and written instructions of the Board; and

(2)           to restrict the officers of the Corporation from taking any of the following actions on behalf of the Corporation without the prior approval of the Board:

(i) the sale, lease, encumbrance, loan, exchange or other transfer of the assets of the Corporation other than in the usual and regular course of business;

(ii) the creation of any liability by or on behalf of the Corporation, whether actual or contingent, in excess of $50,000.00, including, but not limited to, any loan, guarantee, or other agreement which may result in indebtedness to the Corporation; provided that such limitation shall not apply to any liability incurred in connection with the purchase of inventory, in each case incurred in the ordinary course of the Corporation’s business consistent with past practice;

(iii) making any loan or advance to, or otherwise providing funds or credit to or for, any other Person;

(iv) entering into any agreement not in the usual and regular course of the Corporation’s business;

(v) organizing a subsidiary or acquiring an equity or other interest in any other Person, or entering into a joint venture or strategic alliance;

(vi) making any investment, by way of capital contribution or otherwise, in or with any Person except (I) investments and direct obligations of, or instruments unconditionally guaranteed by, the United States of America or in certificates of deposit issued by, and time deposits with, a commercial bank having capital and surplus in excess of one (1) billion dollars; (II) investments in any money market account maintained with a financial institution; (III) demand deposit accounts maintained in the ordinary course of business; (IV) commercial papers rated A-1 or better by Standard and Poor’s Corporation of P-1 or better by Moody’s Investor Services, Inc.;

(vii) making capital expenditures in any fiscal year in excess of the level approved by the Board in the capital budget adopted by the Board for that fiscal year;

(viii) issuing, distributing, redeeming, retiring, purchasing, acquiring or selling any equity or debt securities of the Corporation or apply any of its property to any of the foregoing except as otherwise provided in this Agreement;

(ix) declaring or paying any dividends, or setting apart any sum for the payment of any dividends on, or making any other distribution or reduction of capital otherwise in respect of, any shares of the Common Stock, except as otherwise provided in this Agreement;

(x) changing the Corporation’s current lines of business or entering into any new line of business;

(xi) retaining any attorney, accountant, investment banker, financial advisor or person performing a similar function to represent or provide services to the Corporation;

(xii) authorizing or approving the budget for the Corporation;

(xiii) authorizing or entering into any agreement or arrangement (whether or not in writing) between the Corporation and any of its officers, directors, shareholders or affiliates;

(xiv) filing, or consenting by answer otherwise to the filing against it, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, making an assignment for the benefit of its creditors or consenting to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or for any substantial part of its assets or taking or omitting any other action which would result (with the giving of notice or passage of time or both) in the Bankruptcy of the Corporation or any of its subsidiaries; or

(xv) agreeing (whether or not in writing) to do any of the foregoing;

provided, however, that nothing in this Section 4(c)(2) shall be deemed to restrict the authority of the Board to oversee the management of the Corporation as provided in the Articles of Incorporation and Bylaws of the Corporation and applicable law.

(g)           Neither Friedman nor Petrenko shall vote their shares of Stock now owned and held or hereafter acquired by either of them, or vote in their respective capacities as Directors of the Company, to approve or consent to the undertaking of any of the following actions, unless Friedman or Petrenko shall have first obtained the affirmative vote or written consent of the other (which affirmative vote or consent shall not be unreasonably withheld or delayed):

  (1)           the transfer, sale, conveyance or assignment of all or substantially all of the assets of the Corporation (or contract for or suffer or permit any of the foregoing), including, without limitation, options to purchase and so called “installment sales contracts,” “land contracts,” or “contracts for deed”);

  (2)           the merger or consummation of any share exchange with any other Person pursuant to which the Corporation will not be the surviving Person in such transaction;

  (3)           the amendment or modification of this Agreement, the Articles of Incorporation or the Bylaws of the Corporation;

  (4)           the undertaking generally of any act which is in contravention of this Agreement;

  (5)           the subdivision of the Stock, by split up or otherwise, or combination of the Stock;

  (6)          the issuance of additional shares of the Stock other than in connection with Stock that is issuable under current commitments, including but not limited to stock options, convertible debt, payment agreements, and warrants; and

  (7)           the filing of a voluntary petition or otherwise initiate proceedings (i) to have the Corporation adjudicated insolvent or, (ii) seeking an order for relief of the Corporation as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); the filing of any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Corporation; or the seeking of the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Corporation or of all or any substantial part of the Corporation’s property; or the making of any general assignment for the benefit of creditors of the Corporation; or the admission in writing of the inability of the Corporation to pay its debts generally as they become due; or the declaration of or otherwise effecting a moratorium on the Corporation’s debt or take any action in furtherance of any proscribed action.

(h)           The parties hereto agree to work together and take all actions necessary or advisable to carry out the intent of this Agreement and to give maximum effect to the provisions hereof, including, without limitation, the calling of special meetings of the shareholders of the Corporation and the amendment of the constituent documents of the Corporation, as may be necessary or advisable.

SECTION 5.     Right of First Refusal.

(a)           Neither Friedman nor Petrenko shall make any Proposed Transfer of all or any portion of his Stock now owned and held or hereafter acquired to any Person other than as provided in Section 3 hereof unless he has first complied with the provisions of this Section 5 and Section 6 hereof.  Neither Friedman nor Petrenko shall make a Proposed Transfer of all or any portion of his Stock now owned and held or hereafter acquired to any Person other than as provided in Section 3 hereof, in one or more related transactions, unless (i) such shareholder (the “Selling Shareholder”) has received a bona fide written offer (the “Purchase Offer”) from the proposed transferee of the Selling Shareholder’s Stock (the “Purchaser”) to purchase all or any portion of the Selling Shareholder’s Stock (the “Offered Shares”), which offer shall be in writing signed by the Purchaser, and (ii) the Selling Shareholder first offers to sell to the other shareholder hereunder (the “Refusal/Co-Sale Shareholder”) the Offered Shares.  Prior to making any Proposed Transfer that is subject to this Section 5, the Selling Shareholder shall give the Refusal/Co-Sale Shareholder written notice (the “Offer Notice”) which shall include (1) the identity of the Purchaser, (2) a copy of the Purchase Offer, and (3) an offer (the “Offer”) to sell to the Refusal/Co-Sale Shareholder the Offered Shares upon the same terms and conditions as those provided for in the Purchase Offer.  The Offer shall be irrevocable for a period of ten (10) days following receipt by the Refusal/Co-Sale Shareholder of the Offer Notice (the “Offer Period”).

(b)           At any time during the Offer Period, the Refusal/Co-Sale Shareholder may, in lieu of accepting such Selling Shareholder’s right of co-sale pursuant to Section 6 hereof, accept the Offer of the Offered Shares by giving written notice to the Selling Shareholder of such acceptance. If the Refusal/Co-Sale Shareholder accepts the Offer, the closing of the sale of the Offered Shares shall take place within sixty (60) days after the Offer is accepted by the Refusal/Co-Sale Shareholders or, if later, the date of closing set forth in the Purchase Offer.  At such closing, the Selling Shareholder will deliver certificates for such Offered Shares against payment of the purchase price therefor, and the Selling Shareholder shall deliver, and the Refusal/Co-Sale Shareholder will acquire, the Offered Shares free and clear of all liens, pledges, encumbrances, restrictions and security interests of any kind.

(c)           If the Refusal/Co-Sale Shareholder does not accept the Offer, or if the Refusal/Co-Sale Shareholder does not purchase all of the Offered Shares pursuant to the Offer, by the expiration of the Offer Period (and the Refusal/Co-Sale Shareholder also elects not to sell pursuant to the Co-Sale Notice pursuant to Section 6 hereof), then the Selling Shareholder may sell the remaining Offered Shares to the Purchaser at any time within ninety (90) days after the last day of the Offer Period, provided that such sale (i) shall be made on terms no less favorable to the Selling Shareholder than the terms contained in the Purchase Offer, and (ii) may only be made to the Purchaser identified in the Purchase Offer.  In the event that the Offered Shares are not sold in accordance with the terms of the immediately preceding sentence, the Offered Shares shall again be subject to all of the conditions and restrictions of this Agreement.  Any Proposed Transfer by the Selling Shareholder after the last day of the ninety-day period referred to in this Section 5(c) or without strict compliance with the terms, provisions and conditions of this Section 5 and the other terms, provisions and conditions of this Agreement, shall be null and void and of no force or effect.

SECTION 6.     Right of Co-Sale.

(a)           If the Selling Shareholder pursuant to Section 5 hereof proposes to make a Proposed Transfer of all or any portion of his Stock now owned and held or hereafter acquired to any Person other than as provided in Section 3 hereof, in one or more related transactions, then such Selling Shareholder shall, in addition to the Offer Notice pursuant to Section 5 hereof, promptly give written notice (the “Co-Sale Notice”) to the Refusal/Co-Sale Shareholder, contemporaneous with the Offer Notice referred to in Section 5 hereof.  The Co-Sale Notice shall contain substantially the same information as the Offer Notice, including, without limitation, the Co-Sale Shares to be transferred, the nature of such Proposed Transfer, the consideration to be paid, and the name and address of each Purchaser.

(b)           In lieu of the rights of the Refusal/Co-Sale Shareholder pursuant to Section 5 hereof, the Refusal/Co-Sale Shareholder shall have the right, exercisable upon written notice to the Selling Shareholder during the Offer Period referred to in Section 5(a) hereof, to participate in such Proposed Transfer on the same terms and conditions specified in the Co-Sale Notice.  To the extent that the Refusal/Co-Sale Shareholder exercises such right of participation in accordance with the terms and conditions set forth below, the percentage of Co-Sale Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced.  The Refusal/Co-Sale Shareholder shall effect his participation in the Proposed Transfer by promptly delivering for transfer to the Purchaser his Stock which he elects to sell.  If the Refusal/Co-Sale Shareholder exercises the right set forth in this Section 6(b), then the Selling Shareholder and the Refusal/Co-Sale Shareholder may each sell all or any part of their respective Stock equal to the product obtained by multiplying (1) the Co-Sale Shares covered by the Co-Sale Notice by (2) a fraction, the numerator of which is the number of shares of Stock owned by each shareholder at the time of the Proposed Transfer, and the denominator of which is the aggregate number of shares of Stock of both shareholders at the time of the Proposed Transfer.

(c)           The Stock delivered pursuant to Section 6(b) hereof shall be transferred to the Purchaser in consummation of the sale of the Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Selling Shareholder shall concurrently therewith remit to the Refusal/Co-Sale Shareholder that portion of the sale proceeds to which the Refusal/Co-Sale Shareholder is entitled by reason of his participation in such sale.  To the extent that any Purchaser prohibits such assignment or otherwise refuses to purchase any of the Stocks from the Refusal/Co-Sale Shareholder, the Selling Shareholder shall not sell to such Purchaser any Co-Sale Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such Stock from the Refusal/Co-Sale Shareholder.

(d)           The exercise or non-exercise of the rights of the shareholders hereunder to participate in one or more sales of Co-Sale Shares shall not adversely affect their respective rights to participate in subsequent sales of Co-Sale Shares subject to Section 6(a) hereof.

(e)           If the Refusal/Co-Sale Shareholder elects not to participate in the sale of the Co-Sale Shares subject to the Co-Sale Notice within the Offer Period referred to in Section 6(a) hereof (and fails to respond to the Offer Notice or rejects the Offer pursuant to Section 5 hereof), then the Selling Shareholder shall be free for a period of ninety (90) days after the expiration of the Offer Period to transfer the Co-Sale Shares to the Purchaser thereof for the same or greater price and on the same terms and conditions as set forth in the Co-Sale Notice.  If the Selling Shareholder does not transfer the Co-Sale Shares within the ninety-day period referred to in this Section 6(e), then the Selling Shareholder’s right to transfer the Co-Sale Shares pursuant to this Section 6 shall terminate.

SECTION 7.    Preemptive Rights.  If, prior to any firm commitment underwritten offering by the Corporation of shares of the Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any subsequent Federal statute thereto, the Corporation shall issue any equity securities consisting of the Common Stock or other equity securities convertible into the Common Stock, each of Friedman and Petrenko shall be entitled to purchase the portion of such Common Stock or other equity securities to be issued that is necessary in order that the aggregate shares of the Common Stock held by Friedman or Petrenko constitutes the same percentage of all of the Common Stock (assuming the conversion, exercise or exchange of all convertible equity securities) after the issuance of such Common Stock or convertible equity securities as before the issuance thereof; provided, however, that such preemptive right shall not apply to (a) issuances of the Common Stock or equity securities convertible into the Common Stock upon the conversion, exercise or exchange of equity securities issued in compliance with the provisions of this Section 7, (b) issuances of the Common Stock or equity securities convertible into the Common Stock in connection with an exercise of the preemptive rights granted hereunder, (c) issuances of Common Stock or equity securities to a Person pursuant to the terms of any stock options, warrants or other equity securities convertible into the Common Stock that are issued and outstanding on the date hereof or any stock option, warrant or convertible security plan or policy approved by Friedman and Petrenko and the Directors designated by Friedman and Petrenko, or (d) issuances of Common Stock or equity securities, approved by Friedman and Petrenko and the Directors designated by Friedman and Petrenko, to a Person in connection with a business relationship as long as the primary purpose of such issuance is not equity financing.  The price of securities which Friedman and Petrenko each becomes entitled to purchase by reason hereof shall be the same price at which such securities are offered to others.  Friedman or Petrenko may exercise his right under this Section 7 to purchase the Common Stock or other equity securities convertible into the Common Stock by paying the purchase price therefor at the principal office of the Corporation within thirty (30) days after receipt of notice from the Corporation (which notice by the Corporation shall be given at least thirty-five (35) days before the issuance of the Common Stock or other equity securities convertible into the Common Stock) stating the number or amount of the Common Stock or other equity securities convertible into the Common Stock that the Corporation intends to issue and the price and characteristics thereof.  Friedman and/or Petrenko shall pay such purchase price in cash or by check; provided, however, that if the Corporation is indebted to Friedman or Petrenko, then Friedman or Petrenko shall be entitled, at his sole option, to credit against the purchase price all or any portion of the Corporation’s indebtedness to him which is then due.  Friedman’s and Petrenko’s contractual preemptive rights hereunder shall be deemed to be exercised immediately prior to the close of business on the day of payment of the purchase price in accordance with the foregoing provisions, and at such time Friedman and/or Petrenko shall be treated for all purposes as the record holder of the equity securities, as the case may be.  As promptly as practicable (and in any event within five (5) days) after the purchase date, the Corporation shall issue and deliver at its principal office a certificate or certificates for the number of full shares of the Common Stock or the number of full shares or amount, whichever is applicable, of other equity securities convertible into the Common Stock, together with cash for any fraction of a share or portion of such other equity security at the purchase price to which Friedman or Petrenko is entitled hereunder.

SECTION 8.     Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(a)           the Corporation shall have (i) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets; (ii) made a general assignment for the benefit of its creditors, (iii) commenced a voluntary case under the Federal Bankruptcy Code of 1978 (“Code”); (iv) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (v) failed to controvert within 60 days or in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case under the Code, or (vi) taken any corporate action for the purpose of effecting the foregoing;

(b)           the written consent of Friedman and Petrenko;

(c)           either Friedman or Petrenko owns fifty percent (50%) or less of the shares of Stock that he owns as of the date hereof; and

(d)           the date of death of Friedman or Petrenko.

Upon the termination of this Agreement, Friedman and Petrenko may each surrender to the Corporation the certificates representing his Stock, and the Corporation shall issue to him in lieu thereof new certificates for an equal number of shares without the endorsement set forth in Section 13 hereof.

SECTION 9.    Corporation Actions. The Corporation agrees that it will not make any transfer of shares of Stock on the Corporation’s stock transfer books except in accordance with, and otherwise will not take any action with respect to the issuance of certificates representing shares of Stock to any proposed transferee that violates, the terms of this Agreement. The Corporation agrees to so instruct its transfer agent as to the requirements of this provision and to issue shares of Stock with the legend set forth in Section 13 hereof, as appropriate.

SECTION 10.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs and legal representatives.

SECTION 11.  Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia, without regard to application of the conflicts of laws principles of such jurisdiction. The respective obligations of the parties hereunder shall be subject to compliance with all applicable laws and regulations including, without limitation, the laws of the State of Georgia.

SECTION 12.  Counterparts. This Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

SECTION 13.  Legends. Each certificate representing shares of Stock owned or held by Friedman or Petrenko shall have, in addition to any other legends which may be required or appropriate, endorsed thereon legends in substantially the following forms:

“These securities are subject to the provisions of that certain Voting Agreement among the corporation, the holder named on this certificate and certain other stockholders of the corporation, as the same shall be amended from time to time, and no transfer hereof may be made in violation thereof. A copy of said Agreement is available for inspection at the offices of the corporation.”

SECTION 14.  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)           If to the Corporation or Friedman:

WES Consulting, Inc.
2745 Bankers Industrial Drive
Atlanta, GA 30360
Attn:                      Louis S. Friedman, President
Facsimile: [TO COME]

(b)           If to Petrenko:

Mr. Fyodor Petrenko
1095 Cranbury S. River Rd., Suite 7
Jamesburg, NJ  08831
Facsimile: [TO COME]

SECTION 15.  Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

[Signatures Next Page]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement, individually or through its duly authorized officer, as the case may be, all as of the date first written above.

WES CONSULTING, INC.

By:	/s/ Louis S. Friedman
Name: Louis S. Friedman
Title: President and CEO

/s/ Fyodor Petrenko
FYODOR PETRENKO

/s/ Louis S. Friedman
LOUIS S. FRIEDMAN